Exhibit 3.1

STATE OF DELAWARE

AMENDMENT TO THE CERTIFICATE OF

LIMITED PARTNERSHIP

The undersigned, desiring to amend the Certificate of Limited Partnership pursuant to the provisions of Section 17-202 of the Revised Uniform Limited Partnership Act of the State of Delaware, does hereby certify as follows:

FIRST: The name of the Limited Partnership is Chesapeake Midstream Partners, L.P.

SECOND: Article     of the Certificate of Limited Partnership shall be amended as follows:

See Attached.

IN WITNESS WHEREOF, the undersigned executed this Amendment to the Certificate of Limited Partnership on this 23rd day of July, A.D. 2012.

Chesapeake Midstream Partners, G.P.

By:	/s/ J. Michael Stice
General Partner(s)

J. Michael Stice
Name:	Chief Executive Officer
Print or Type

SECOND: Articles 1 and 3 of the Certificate of Limited Partnership shall be amended as follows:

1. Name. The name of the Partnership is “Access Midstream Partners, L.P.”

3. General Partner. The name and the business address of the general partner are:

Access Midstream Partners GP, L.L.C.

900 N.W. 63rd Street

Oklahoma City, Oklahoma 73118